Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FOURTH QUARTER 2006 RESULTS

Boston, Massachusetts, February 26, 2007.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2006 results.  Net income for the quarter ended December 31, 2006 was $22.9 million, or $1.42 per diluted share, compared to $27.0 million, or $1.69 per diluted share, for the comparable 2005 period.  Net income for the year ended December 31, 2006 was $111.9 million, or $6.99 per diluted share, compared to $95.2 million, or $5.97 per diluted share, for the comparable 2005 period. Safety’s book value per share increased to $30.84 at December 31, 2006 after paying $0.86 per share in dividends to investors during 2006, compared to $24.57 at December 31, 2005 after paying $0.60 per share in dividends to investors during 2005.

Direct written premiums for the quarter ended December 31, 2006 decreased by $2.0 million, or 1.5%, to $132.7 million from $134.7 million for the comparable 2005 period.  Direct written premiums for the year ended December 31, 2006 decreased by $19.6 million, or 3.0%, to $629.5 million from $649.1 million for the comparable 2005 period. The 2006 decrease occurred primarily in our personal automobile line, which experienced a 6.8% decrease in average written premium.  Partially offsetting the personal automobile line decrease, were increases in our commercial automobile line’s average written premium of 13.2%  and our homeowners line’s average written premium of 5.7%.

Net written premiums for the quarter ended December 31, 2006 increased by $7.9 million, or 6.5%, to $129.5 million from $121.6 million for the comparable 2005 period.  Net written premiums for the year ended December 31, 2006 decreased by $11.9 million, or 1.9%, to $620.9 million from $632.8 million for the comparable 2005 period.  This decrease was due to the factors that decreased direct written premiums combined with a decrease in premiums ceded to CAR.  Net earned premiums for the quarter ended December 31, 2006 increased by $1.7 million to $154.1 million from $152.4 million for the comparable 2005 period.  Net earned premiums for the year ended December 31, 2006 increased by $2.2 million to $625.0 million from $622.8 million for the comparable 2005 period primarily as a result of a decrease in premiums ceded to CAR.

Net investment income for the quarter ended December 31, 2006 was $10.7 million compared to $8.5 million for the comparable 2005 period.  Net investment income for the year ended December 31, 2006 was $40.3 million compared to $31.6 million for the comparable 2005 period.  Average cash and investment securities (at cost) increased by $80.8 million, or 9.6%, to $917.9 million for the year ended December 31, 2006 from $837.2 million for the comparable 2005 period.  Net effective annualized yield on the investment portfolio increased to 4.4% during 2006 from 3.8% during 2005.  Our duration increased to 4.6 years at December 31, 2006 from 3.2 years at December 31, 2005.  Net realized gains on investments was $0.3 million for the years ended December 31, 2006 and 2005.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended December 31, 2006 were 61.4%, 26.4% and 87.8% compared to 60.3%, 21.9% and 82.2% for the comparable 2005 period. Loss, expense and combined ratios calculated under GAAP for the year ended December 31, 2006 were 56.6%, 26.0% and 82.6% compared to 61.9%, 23.5% and 85.4% for the comparable 2005 period.  The loss ratio improved for the year as a result of a decrease in personal and commercial automobile bodily injury and physical damage claim frequency and an increase in favorable loss development in our personal and commercial automobile and homeowners lines prior year results.  Total prior year favorable development included in the pre-tax results for the quarter and year ended  December 31, 2006 was $7.3 million and $42.7 million, respectively, compared to prior year favorable development of $12.1 million and $39.6 million, respectively, for the comparable 2005 periods.  The increase in the expense ratio was primarily due to higher agents’ commissions for the year ended December 31, 2006 compared to the year ended December 31, 2005.

On February 15, 2007, the Board of Directors approved and declared a $0.25 per share quarterly cash dividend on the issued and outstanding common stock, payable on March 15, 2007 to shareholders of record at the close of business on March 1, 2007.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety expects to file its December 31, 2006 Form 10-K with the SEC no later than March 1, 2007 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2005 filed with the SEC on March 16, 2006.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2006. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,
	2006	2005
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $936,534 and $713,930)	$936,280	$712,538
Equity securities, at fair value (cost: $4,038 and $1,895)	4,325	2,005
Total investment securities	940,605	714,543
Cash and cash equivalents	26,283	163,027
Accounts receivable, net of allowance for doubtful accounts	158,190	154,421
Accrued investment income	9,776	7,856
Taxes recoverable	1,781	318
Receivable from reinsurers related to paid loss and loss adjustment expenses	13,282	18,750
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	78,464	80,550
Ceded unearned premiums	33,042	37,174
Deferred policy acquisition costs	47,404	45,480
Deferred income taxes	16,868	18,120
Equity and deposits in pools	26,166	14,631
Other assets	3,887	2,805
Total assets	$1,355,748	$1,257,675

Liabilities
Loss and loss adjustment expense reserves	$449,444	$450,716
Unearned premium reserves	333,404	341,562
Accounts payable and accrued liabilities	48,666	44,372
Outstanding claims drafts	16,279	19,825
Payable to reinsurers	11,568	12,985
Capital lease obligations	39	266
Total liabilities	859,400	869,726

Shareholders' equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,096,004 and 15,787,947 shares issued and outstanding , respectively	161	158
Additional paid-in capital	129,785	120,451
Accumulated other comprehensive income (loss), net of taxes	21	(833)
Retained earnings	366,381	268,173
Total shareholders' equity	496,348	387,949
Total liabilities and shareholders' equity	$1,355,748	$1,257,675

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share and share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net earned premiums	$154,146	$152,380	$624,933	$622,831
Net investment income	10,737	8,522	40,293	31,573
Net realized gains (losses) on investments	619	(149)	358	305
Finance and other service income	3,812	4,480	15,128	16,748
Total revenue	169,314	165,233	680,712	671,457

Losses and loss adjustment expenses	94,722	91,873	353,906	385,593
Underwriting, operating and related expenses	40,645	33,334	162,220	146,669
Interest expenses	21	238	86	948
Total expenses	135,388	125,445	516,212	533,210

Income before income taxes	33,926	39,788	164,500	138,247
Income tax expense	11,030	12,829	52,559	43,065
Net income	$22,896	$26,959	$111,941	$95,182

Earnings per weighted average common share:
Basic	$1.44	$1.72	$7.07	$6.11
Diluted	$1.42	$1.69	$6.99	$5.97

Cash dividends paid per common share	$0.25	$0.18	$0.86	$0.60

Weighted average number of common shares outstanding:
Basic	15,925,243	15,654,929	15,838,335	15,578,039
Diluted	16,085,861	15,913,288	16,005,913	15,953,737